Exhibit 10.2

FOURTH AMENDMENT TO

EXECUTIVE ENTRUSTMENT AGREEMENT

This Fourth Amendment to Executive Entrustment Agreement (“Fourth Amendment”) is entered into effective January 1, 2012, by and between Callaway Golf K.K., a company organized and existing under the laws of Japan (the “Company”) and Alex Boezeman (“Director”).

A. The Company and Director are parties to that certain Executive Entrustment Agreement entered into as of March 1, 2008, as amended March 20, 2009, March 20, 2010 and March 20, 2011 (collectively the “Agreement”).

B. The Company and Director desire to amend the Agreement pursuant to Section 14 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Director agree as follows:

1. Compensation. Section 3.2 of the Agreement is amended to read as follows:

“3.2 Annual Bonus. The Company shall provide the Director an opportunity to earn an annual bonus based upon participation in the Company’s applicable bonus plan as it may or may not exist from time to time, subject to the approval of a general meeting of shareholders of the Company. The Director’s bonus target percentage is fifty-five percent (55%) of the Director’s annual base salary. Any annual bonus earned pursuant to an applicable bonus plan shall be payable in the first quarter of the following year.”

2. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment on the dates set forth below, to be effective as of the date first set forth above.

DIRECTOR		COMPANY

Callaway Golf K.K.

/s/ Alex Boezeman	By:	/s/ Bradley J. Holiday
Alex Boezeman		Bradley J. Holiday, Director

Dated: April 6, 2012		Dated: May 1, 2012